                                                                    EXHIBIT 99.1

                                                                   [RYLAND LOGO]

--------------------------------------------------------------------------------

NEWS RELEASE                                              The Ryland Group, Inc.
                                                                  www.ryland.com

FOR IMMEDIATE RELEASE         CONTACT:    Cathey Lowe, Senior Vice President,
                                          Finance
                                          Investor Relations  (818) 223-7530

                                          Pam Krebs, Manager, Communications
                                          Media Relations     (818) 223-7591



        RYLAND ANNOUNCES RECORD FIRST QUARTER NET NEW ORDERS AND BACKLOG


CALABASAS, Calif. (Apr. 2, 2003) - The Ryland Group, Inc. (NYSE: RYL) today released preliminary unit net new orders for the three months ended March 31, 2003.

      New orders for the quarter ended March 31, 2003 were a record 4,260, a
13.4 percent increase over the 3,757 orders reported for the quarter ended March 31, 2002.

      Additionally, the Company's backlog increased to 6,678 outstanding contracts, representing the highest first quarter-end backlog in the Company's history and a 14.5 percent increase over the prior year.

         NEW ORDERS (UNITS):

                                FOR THE THREE MONTHS ENDED MARCH 31,
                               ------------------------------------
                                2003            2002       % CHANGE
                               -----           -----       --------
         NORTH CENTRAL         2,192           2,087           5.0%
         SOUTHEAST             1,250           1,058          18.1%
         WEST                    818             612          33.7%
                               -----           -----          ----
         TOTAL                 4,260           3,757          13.4%
                               -----           -----          ----


      With headquarters in Southern California, Ryland is one of the nation's largest homebuilders and a leading mortgage-finance company. The Company, which currently operates in 25 markets across the country, has built more than 200,000 homes and financed over 175,000 mortgages since its founding in 1967.

                                     -more-

Note: Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various factors and assumptions that include such risks and uncertainties as the completion and profitability of sales reported; the market for homes generally and in areas where the Company operates; the availability and cost of land; changes in economic conditions and interest rates; increases in raw materials and labor costs; consumer confidence; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.

                                     # # #